UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

NeurogesX, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

641252101

(CUSIP Number)

July 26, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 641252101

1.	Names of Reporting Persons Montreux Equity Partners II SBIC, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization California, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 1,933,989 shares of Common Stock (2) 581,396 Warrants to purchase Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 1,933,989 shares of Common Stock (2) 581,396 Warrants to purchase Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,933,989 shares of Common Stock (2) 581,396 Warrants to purchase Common Stock (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3% (3)

12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by Montreux Equity Partners II SBIC, L.P., a California limited partnership (“MEP II”), Montreux Equity Partners III SBIC, L.P., a California limited partnership (“MEP III”), Montreux Equity Management II SBIC, LLC, a California limited liability company (“MEM II”), Montreux Equity Management III SBIC, LLC, a California limited liability company (“MEM III”), Howard D. Palefsky (“Palefsky”), and Daniel K. Turner III (“Turner” and together with MEP II, MEP III, MEM II, MEM III and Palefsky, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 946,494 shares held by MEP II and 290,698 warrants to purchase shares; and (ii) 987,495 shares held by MEP III and 290,698 warrants to purchase shares.  MEM II serves as the sole general partner of MEP II and owns no securities of the Issuer directly.  Palefsky and Turner are directors and/or members of MEM II and share voting and dispositive power over the shares held by MEP II; however, they disclaim beneficial ownership of the shares held by MEP II except to extent of their pecuniary interests therein.  MEM III serves as the sole general partners of MEP III and owns no securities of the Issuer directly.  Palefsky and Turner are directors and/or members of MEM III and share voting and dispositive power over the shares held by MEP III; however, they disclaim beneficial ownership of the shares held by MEP III except to extent of their pecuniary interests therein.

(3) Based on 29,692,759 shares of common stock outstanding as of August 3, 2011 (as reported in Exhibit 4.1 to the Form 8-K filed by the Issuer with the Securities and Exchange Commission (“SEC”) on August 9, 2011).   Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the Issuer’s common stock.  Shares of the Issuer’s common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of July 26, 2011 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person.

CUSIP No. 641252101

1.	Names of Reporting Persons Montreux Equity Management II SBIC, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization California, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 1,933,989 shares of Common Stock (2) 581,396 Warrants to purchase Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 1,933,989 shares of Common Stock (2) 581,396 Warrants to purchase Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,933,989 shares of Common Stock (2) 581,396 Warrants to purchase Common Stock (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3% (3)

12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by Montreux Equity Partners II SBIC L.P., a California limited partnership (“MEP II”), Montreux Equity Partners III SBIC, L.P., a California limited partnership (“MEP III”), Montreux Equity Management II SBIC, LLC, a California limited liability company (“MEM II”), Montreux Equity Management III SBIC, LLC, a California limited liability company (“MEM III”), Howard D. Palefsky (“Palefsky”), and Daniel K. Turner III (“Turner” and together with MEP II, MEP III, MEM II, MEM III and Palefsky, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 946,494 shares held by MEP II and 290,698 warrants to purchase shares; and (ii) 987,495 shares held by MEP III and 290,698 warrants to purchase shares.  MEM II serves as the sole general partner of MEP II and owns no securities of the Issuer directly.  Palefsky and Turner are directors and/or members of MEM II and share voting and dispositive power over the shares held by MEP II; however, they disclaim beneficial ownership of the shares held by MEP II except to extent of their pecuniary interests therein.  MEM III serves as the sole general partners of MEP III and owns no securities of the Issuer directly.  Palefsky and Turner are directors and/or members of MEM III and share voting and dispositive power over the shares held by MEP III; however, they disclaim beneficial ownership of the shares held by MEP III except to extent of their pecuniary interests therein.

(3) Based on 29,692,759 shares of common stock outstanding as of August 3, 2011 (as reported in Exhibit 4.1 to the Form 8-K filed by the Issuer with the Securities and Exchange Commission (“SEC”) on August 9, 2011).   Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the Issuer’s common stock.  Shares of the Issuer’s common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of July 26, 2011 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person.

CUSIP No. 641252101

1.	Names of Reporting Persons Montreux Equity Partners III SBIC, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization California, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 1,933,989 shares of Common Stock (2) 581,396 Warrants to purchase Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 1,933,989 shares of Common Stock (2) 581,396 Warrants to purchase Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,933,989 shares of Common Stock (2) 581,396 Warrants to purchase Common Stock (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3% (3)

12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by Montreux Equity Partners II SBIC L.P., a California limited partnership (“MEP II”), Montreux Equity Partners III SBIC, L.P., a California limited partnership (“MEP III”), Montreux Equity Management II SBIC, LLC, a California limited liability company (“MEM II”), Montreux Equity Management III SBIC, LLC, a California limited liability company (“MEM III”), Howard D. Palefsky (“Palefsky”), and Daniel K. Turner III (“Turner” and together with MEP II, MEP III, MEM II, MEM III and Palefsky, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 946,494 shares held by MEP II and 290,698 warrants to purchase shares; and (ii) 987,495 shares held by MEP III and 290,698 warrants to purchase shares.  MEM II serves as the sole general partner of MEP II and owns no securities of the Issuer directly.  Palefsky and Turner are directors and/or members of MEM II and share voting and dispositive power over the shares held by MEP II; however, they disclaim beneficial ownership of the shares held by MEP II except to extent of their pecuniary interests therein.  MEM III serves as the sole general partners of MEP III and owns no securities of the Issuer directly.  Palefsky and Turner are directors and/or members of MEM III and share voting and dispositive power over the shares held by MEP III; however, they disclaim beneficial ownership of the shares held by MEP III except to extent of their pecuniary interests therein.

(3) Based on 29,692,759 shares of common stock outstanding as of August 3, 2011 (as reported in Exhibit 4.1 to the Form 8-K filed by the Issuer with the Securities and Exchange Commission (“SEC”) on August 9, 2011).   Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the Issuer’s common stock.  Shares of the Issuer’s common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of July 26, 2011 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person.

CUSIP No. 641252101

1.	Names of Reporting Persons Montreux Equity Management III SBIC, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization California, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 1,933,989 shares of Common Stock (2) 581,396 Warrants to purchase Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 1,933,989 shares of Common Stock (2) 581,396 Warrants to purchase Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,933,989 shares of Common Stock (2) 581,396 Warrants to purchase Common Stock (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3% (3)

12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by Montreux Equity Partners II SBIC L.P., a California limited partnership (“MEP II”), Montreux Equity Partners III SBIC, L.P., a California limited partnership (“MEP III”), Montreux Equity Management II SBIC, LLC, a California limited liability company (“MEM II”), Montreux Equity Management III SBIC, LLC, a California limited liability company (“MEM III”), Howard D. Palefsky (“Palefsky”), and Daniel K. Turner III (“Turner” and together with MEP II, MEP III, MEM II, MEM III and Palefsky, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 946,494 shares held by MEP II and 290,698 warrants to purchase shares; and (ii) 987,495 shares held by MEP III and 290,698 warrants to purchase shares.  MEM II serves as the sole general partner of MEP II and owns no securities of the Issuer directly.  Palefsky and Turner are directors and/or members of MEM II and share voting and dispositive power over the shares held by MEP II; however, they disclaim beneficial ownership of the shares held by MEP II except to extent of their pecuniary interests therein.  MEM III serves as the sole general partners of MEP III and owns no securities of the Issuer directly.  Palefsky and Turner are directors and/or members of MEM III and share voting and dispositive power over the shares held by MEP III; however, they disclaim beneficial ownership of the shares held by MEP III except to extent of their pecuniary interests therein.

(3) Based on 29,692,759 shares of common stock outstanding as of August 3, 2011 (as reported in Exhibit 4.1 to the Form 8-K filed by the Issuer with the Securities and Exchange Commission (“SEC”) on August 9, 2011).   Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the Issuer’s common stock.  Shares of the Issuer’s common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of July 26, 2011 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person.

CUSIP No. 641252101

1.	Names of Reporting Persons Daniel K. Turner III

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization California, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 1,933,989 shares of Common Stock (2) 581,396 Warrants to purchase Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 1,933,989 shares of Common Stock (2) 581,396 Warrants to purchase Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,933,989 shares of Common Stock (2) 581,396 Warrants to purchase Common Stock (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3% (3)

12.	Type of Reporting Person (See Instructions) IN

(1) This Schedule 13G is filed by Montreux Equity Partners II SBIC L.P., a California limited partnership (“MEP II”), Montreux Equity Partners III SBIC, L.P., a California limited partnership (“MEP III”), Montreux Equity Management II SBIC, LLC, a California limited liability company (“MEM II”), Montreux Equity Management III SBIC, LLC, a California limited liability company (“MEM III”), Howard D. Palefsky (“Palefsky”), and Daniel K. Turner III (“Turner” and together with MEP II, MEP III, MEM II, MEM III and Palefsky, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 946,494 shares held by MEP II and 290,698 warrants to purchase shares; and (ii) 987,495 shares held by MEP III and 290,698 warrants to purchase shares.  MEM II serves as the sole general partner of MEP II and owns no securities of the Issuer directly.  Palefsky and Turner are directors and/or members of MEM II and share voting and dispositive power over the shares held by MEP II; however, they disclaim beneficial ownership of the shares held by MEP II except to extent of their pecuniary interests therein.  MEM III serves as the sole general partners of MEP III and owns no securities of the Issuer directly.  Palefsky and Turner are directors and/or members of MEM III and share voting and dispositive power over the shares held by MEP III; however, they disclaim beneficial ownership of the shares held by MEP III except to extent of their pecuniary interests therein.

(3) Based on 29,692,759 shares of common stock outstanding as of August 3, 2011 (as reported in Exhibit 4.1 to the Form 8-K filed by the Issuer with the Securities and Exchange Commission (“SEC”) on August 9, 2011).   Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the Issuer’s common stock.  Shares of the Issuer’s common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of July 26, 2011 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person.

CUSIP No. 641252101

1.	Names of Reporting Persons Howard D. Palefsky

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization California, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 1,933,989 shares of Common Stock (2) 581,396 Warrants to purchase Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 1,933,989 shares of Common Stock (2) 581,396 Warrants to purchase Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,933,989 shares of Common Stock (2) 581,396 Warrants to purchase Common Stock (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3% (3)

12.	Type of Reporting Person (See Instructions) IN

(1) This Schedule 13G is filed by Montreux Equity Partners II SBIC L.P., a California limited partnership (“MEP II”), Montreux Equity Partners III SBIC, L.P., a California limited partnership (“MEP III”), Montreux Equity Management II SBIC, LLC, a California limited liability company (“MEM II”), Montreux Equity Management III SBIC, LLC, a California limited liability company (“MEM III”), Howard D. Palefsky (“Palefsky”), and Daniel K. Turner III (“Turner” and together with MEP II, MEP III, MEM II, MEM III and Palefsky, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 946,494 shares held by MEP II and 290,698 warrants to purchase shares; and (ii) 987,495 shares held by MEP III and 290,698 warrants to purchase shares.  MEM II serves as the sole general partner of MEP II and owns no securities of the Issuer directly.  Palefsky and Turner are directors and/or members of MEM II and share voting and dispositive power over the shares held by MEP II; however, they disclaim beneficial ownership of the shares held by MEP II except to extent of their pecuniary interests therein.  MEM III serves as the sole general partners of MEP III and owns no securities of the Issuer directly.  Palefsky and Turner are directors and/or members of MEM III and share voting and dispositive power over the shares held by MEP III; however, they disclaim beneficial ownership of the shares held by MEP III except to extent of their pecuniary interests therein.

(3) Based on 29,692,759 shares of common stock outstanding as of August 3, 2011 (as reported in Exhibit 4.1 to the Form 8-K filed by the Issuer with the Securities and Exchange Commission (“SEC”) on August 9, 2011).   Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the Issuer’s common stock.  Shares of the Issuer’s common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of July 26, 2011 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person.

Item 1.
	(a)	Name of Issuer NeurogesX, Inc.
	(b)	Address of Issuer’s Principal Executive Offices 2215 Bridgepointe Parkway, Suite 200 San Mateo, California

Item 2.
(a)

Name of Person Filing
Montreux Equity Partners II SBIC, L.P. (“MEP II”)

Montreux Equity Management II SBIC, LLC (“MEM II”)

Montreux Equity Partners III SBIC, L.P. (“MEP I(I”)

Montreux Equity Management III SBIC, LLC (“MEM III”)

Howard D. Palefsky (“Palefsky”)

Daniel K. Turner III (“Turner”)

	(b)	Address of Principal Business Office or, if none, Residence c/o Montreux Equity Partners 3000 Sand Hill Road Building 1, Suite 260 Menlo Park, California 94025
(c)

Citizenship
Entities:

MEP II  - California, United States of America

MEM II  - California, United States of America

MEP III  - California, United States of America

MEM III  - California, United States of America

Individuals:

Palefsky  -  United States of America

Turner  - United States of America

	(d)	Title of Class of Securities Common Stock
	(e)	CUSIP Number 641252101

Item 3.	Not applicable.

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned: See row 9 of cover page of each reporting person.
(b) Percent of class: See row 11 of cover page of each reporting person.
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote See row 5 of cover page of each reporting person.
(ii) Shared power to vote or to direct the vote See row 6 of cover page of each reporting person.
(iii) Sole power to dispose or to direct the disposition of See row 7 of cover page of each reporting person.
(iv) Shared power to dispose or to direct the disposition of See row 8 of cover page of each reporting person.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable

Item 10.	Certification
Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 19, 2011	MONTREUX EQUITY PARTNERS II SBIC, L.P.,
By MONTREUX EQUITY MANAGEMENT II SBIC, LLC,
Its general partner

	By:	/s/ Daniel K. Turner III
Name: Daniel K. Turner III
Title: Managing Member

MONTREUX EQUITY MANAGEMENT II SBIC, LLC

	By:	/s/ Daniel K. Turner III
Name: Daniel K. Turner III
Title: Managing Member

MONTREUX EQUITY PARTNERS III SBIC, L.P.,
By MONTREUX EQUITY MANAGEMENT III SBIC, LLC,
Its general partner

	By:	/s/ Daniel K. Turner III
Name: Daniel K. Turner III
Title: Managing Member

MONTREUX EQUITY MANAGEMENT III SBIC, LLC

	By:	/s/ Daniel K. Turner III
Name: Daniel K. Turner III
Title: Managing Member

HOWARD D. PALEFSKY

/s/ howard d. palefsky

DANIEL K. TURNER III

/s/ Daniel K. Turner III

Exhibit(s):

A — Joint Filing Statement

EXHIBIT A

JOINT FILLING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of NeurogesX, Inc. is filed on behalf of each of us.

Date: August 19, 2011	MONTREUX EQUITY PARTNERS II SBIC, L.P.,
By MONTREUX EQUITY MANAGEMENT II SBIC, LLC,
Its general partner

	By:	/s/ Daniel K. Turner III
Name: Daniel K. Turner III
Title: Managing Member

MONTREUX EQUITY MANAGEMENT II SBIC, LLC

	By:	/s/ Daniel K. Turner III
Name: Daniel K. Turner III
Title: Managing Member

MONTREUX EQUITY PARTNERS III SBIC, L.P.,
By MONTREUX EQUITY MANAGEMENT III SBIC, LLC,
Its general partner

	By:	/s/ Daniel K. Turner III
Name: Daniel K. Turner III
Title: Managing Member

MONTREUX EQUITY MANAGEMENT III SBIC, LLC

	By:	/s/ Daniel K. Turner III
Name: Daniel K. Turner III
Title: Managing Member

HOWARD D. PALEFSKY

/s/ howard d. palefsky

DANIEL K. TURNER III

/s/ Daniel K. Turner III

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).